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                                                                    EXHIBIT 99.1
[GENCORP LOGO]

NEWS RELEASE


Investor Contacts:    Yasmin Seyal
                      Senior Vice President, Finance
                      GenCorp, Inc.
                      916-351-8585

Press Contacts:       Linda Beech Cutler
                      Vice President, Corporate Communications
                      GenCorp, Inc.
                      916-351-8650

                         GENCORP ANNOUNCES $100 MILLION
                           CONVERTIBLE DEBT OFFERING

SACRAMENTO, CA. -- APRIL 1, 2002 -- GenCorp, Inc. (NYSE: GY) today announced its intention to issue $100 million aggregate principal amount of Convertible Subordinated Notes due 2007 in a private placement pursuant to Rule 144A under the Securities Act of 1933 (the "Act"). The Company also intends to grant the initial purchasers an option to purchase up to an additional $25 million of Notes.

The Company intends to use the net proceeds of this offering to repay outstanding indebtedness under its senior credit facilities, to finance working capital requirements and for general corporate purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. The Notes have not been registered under the Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The statements in this press release regarding the timing of the proposed private placement and its terms are forward-looking statements that involve risks and uncertainties including, but not limited to, market conditions and the price and market for the securities to be offered.